Exhibit 4.13

INTELEPEER, INC.

AMENDMENT TO WARRANTS

This Amendment to Warrants (this “Amendment”), effective as of October 23, 2010, 2010 (the “Effective Date”), is entered into by and between IntelePeer, Inc. (f/k/a Voex, Inc.), a Delaware corporation (the “Company”), and DNJ Leasing II LP (“Holder”).

WHEREAS, the Company previously issued to Holder two Stock Purchase Warrants, Number 701 dated February 24, 2005 (“Warrant 701”), and Number 702 dated August 1, 2005 (“Warrant 702” and, together with Warrant 701, the “Warrants”).  Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Warrants.

WHEREAS, the Company and the Holders desire to amend the Warrants as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Company and Holder hereby amend the Warrants as follows:

1.             Exercise Period.  Section 1(c) of each of the Warrants is amended and restated in its entirety to provide as follows:

“(c)         “Exercise Period” means the period commencing on the date of this Warrant and ending at 5:00 p.m. (prevailing local time in Chicago, Illinois) on February 24, 2015 (the “Expiration Date”)

2.             Exercise Prices.

a.             Section 1(d) of the Warrant 701 is amended and restated in its entirety to provide as follows:

“(d)         “Exercise Price” means the lower of (i) $0.815 per share or (ii) the fair market value per share of the Company’s Common Stock as of December 31, 2009, as reflected in the written independent valuation report that the Company receives from Cerian Technology Transactions with respect to the same.”

b.             Section 1 (d) of Warrant 702 is amended and restated in its entirety to provide as follows:

“(d)         “Exercise Price” means the lower of (i) $0.95 per share or (ii) the fair market value per share of the Company’s Common Stock as of December 31, 2009, as reflected in the written independent valuation report that the Company receives from Cerian Technology Transactions with respect to the same.”

3.             Mandatory Warrant Redemption.  Section 7 of each of the Warrants is deleted in its entirety.

4.             Governing Law.  Section 9(c) of each of the Warrants shall be amended by replacing the word “Washington” with “California”.

5.             Miscellaneous.

a.             Effect on Warrants.  The term “Warrant” as used in each of the Warrants shall at all times refer to Warrant 701 and Warrant 702, respectively, as modified by this Amendment.  Except as otherwise expressly provided herein, all of the terms and conditions of the Warrants remain unchanged.

b.             Further Instruments.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Amendment.

c.             Notice.  All notices and communications required or permitted hereunder shall be given as set forth in the Warrants.

d.             Successors and Assigns.  This Amendment shall inure to the benefit of the successors and assigns of the Company and, subject to any restrictions on transfer set forth in the Warrants, be binding upon Holder and its successors and assigns.

e.             Applicable Law; Entire Agreement; Amendments.  This Amendment shall be governed by and construed in accordance with the laws of the State of California as it applies to agreements between California residents, entered into and to be performed entirely within California.  This Amendment and the Warrants constitute the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition to this Amendment shall be deemed effective unless agreed to in writing by the parties hereto.

f.              Severability.  If any provision of this Amendment is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Amendment.

g.             Counterparts; Facsimile.  This Amendment may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

INTELEPEER, INC.

By:	/s/ Andre Simone

Name:	Andre Simone

Title:	CFO

HOLDER

DNJ LEASING II LP

By:	DNJ Capital Partners II, LLC
Its:	General Partner

By:	CapX Management Corp.
Its:	Manager

By:	/s/ Jeffrey Pfeffer
Name:	Jeffrey Pfeffer
Title:	President